UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

WORKDAY, INC.

(Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

June 10, 2022

Amendment No. 1 to Definitive Proxy Statement

Relating to the 2022 Annual Meeting of Stockholders

This Amendment No. 1, dated June 10, 2022, amends and supplements the definitive proxy statement (the “Proxy Statement”) of Workday, Inc. (“Workday”) filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2022, relating to the annual meeting of stockholders of Workday to be held via a live audio webcast at www.virtualshareholdermeeting.com/WDAY2022 on Wednesday, June 22, 2022, at 9:00 a.m. PDT.

The purpose of this amendment is to correct a typographical error on page 80 of the Proxy Statement in the Questions and Answers section under the heading “Who is entitled to vote?,” which inadvertently omitted the number of shares of Class A common stock outstanding as of April 25, 2022, the record date for Workday’s 2022 Annual Meeting of Stockholders. Accordingly, the paragraph under the heading “Who is entitled to vote?” is amended in its entirety as follows:

“Holders of our common stock as of the close of business on April 25, 2022, which our Board of Directors established as the Record Date, may vote at the Annual Meeting. As of the Record Date, there were 198,660,329 shares of Class A common stock outstanding and 55,015,680 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Workday Class A common stock is entitled to one vote for each share held as of the close of business on the Record Date, and each holder of Workday Class B common stock is entitled to 10 votes for each share held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.”

Except for the information stated above, all information set forth in the Proxy Statement remains unchanged. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.